WARP TECHNOLOGY HOLDINGS, INC.

PROMISSORY NOTE

$1,000,000.00 July 6, 2005

WARP TECHNOLOGY HOLDINGS, INC., a Nevada corporation, (“Maker”), for value received, hereby executes and delivers this non-interest bearing (subject to Section 6 hereof) promissory note (“Note”) in favor of Bristol Technology, Inc., a Delaware corporation (“Holder”), and hereby promises to pay to Holder the aggregate principal amount of One Million Dollars ($1,000,000.00) (the “Principal Amount”) in accordance with the terms and conditions hereof.

This Note is issued in connection with the transactions described in that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of June 10, 2005, by and among Maker, Holder and Kenosia Corporation (the “Company”), and is subject to the terms and conditions of the Purchase Agreement, including, without limitation, Section 2.2 of the Purchase Agreement (relating to purchase price adjustment), which Purchase Agreement is incorporated by reference herein and made a part hereof. Notwithstanding anything to the contrary contained herein and without limiting the generality of the foregoing, the Principal Amount, the September Payment (as defined hereinafter) and the January Payment (as defined hereinafter) are subject to adjustment as provided for in the Purchase Agreement.

This Note shall be binding upon Maker, its successors and permitted assigns, and shall inure to the benefit of Holder, its successors and permitted assigns. Capitalized terms used herein without definition of any such term shall have the respective meaning given to such term in the Purchase Agreement.

1. Payment Dates. Maker shall pay to Holder the Principal Amount in two payments as follows: (i) $500,000.00 (as such amount may be adjusted in accordance with the Purchase Agreement), on September 1, 2005 (the “September Payment”), and (ii) $500,000 (as such amount may be adjusted in accordance with the Purchase Agreement) on January 31, 2006 (the “January Payment”).

2. Prepayment. Holder may, at any time and from time to time, prepay all or any portion of the outstanding balance under this Note, without premium or penalty. Any partial prepayment shall not affect the obligation to continue to pay in full the amount outstanding hereunder until the entire unpaid principal balance hereof, along with all accrued interest, if any, and any other charges and fees, have been paid in full.

3. Method and Application of Payment. Maker shall pay all amounts payable under this Note in cash by wire transfer of immediately available United States funds to an account designated by Holder or, if no account has been designated, by bank check delivered to Holder at the address set forth for Holder in Section 7 hereof. All payments hereunder shall be applied first, to any outstanding expenses or other charges, if any; second, to accrued but unpaid interest, if any; and, then, to unpaid principal.

4. Security Interest. Payment of this Note is secured by a first priority lien on the Company’s capital stock, as evidenced by that certain pledge and security agreement dated as of July 6, 2005 between Maker, Company and Holder (the “Pledge Agreement”).

5. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder (each such event, an “Event of Default”):

(a) the failure by Maker to make any payment hereunder when due and such failure to pay continues for five (5) business days after such payment was due;

(b) Maker or the Company has entered against it an order for relief under the United States bankruptcy code (or any successor statute) or any other order, judgment or decree by any court of competent jurisdiction on the application of a creditor adjudicating Maker or the Company insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, custodian or liquidator of all or a substantial part of Maker’s or the Company’s assets, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days;

(c) Either Maker or Company (i) shall generally not pay or shall be unable to pay its debts as such debts become due, or (ii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or other similar law or statute of any jurisdiction, whether now or hereafter in effect;

(d) an assignment is made for the benefit of Maker’s or the Company’s creditors of all or any substantial part of its assets, or Maker or the Company consents to the appointment of a receiver, liquidator, custodian or trustee in bankruptcy for all or any substantial part of its assets;

(e) either of Maker or the Company shall be liquidated, dissolved, partitioned or terminated, or the charter thereof shall expire or be revoked;

(f) a material breach by Maker or the Company of the covenants contained in Sections 3.5 and 3.9 and Article 4 of the Pledge Agreement; or

(g) Maker (i) authorizes, declares or pays any cash dividend or other cash distribution on account of its common stock or any preferred stock outstanding as of the date hereof; or (ii) redeems its common stock or any preferred stock outstanding as of the date hereof for cash; or

(h) Maker sells, assigns or otherwise transfers any common stock or other equity securities of Company.

6. Interest. Notwithstanding anything herein to the contrary, upon the occurrence of an Event of Default, all amounts then outstanding under this Note shall bear interest at a rate of one percent (1%) per month commencing on the date on which the Event of Default first occurs. Interest shall continue to accrue on all outstanding amounts until this Note has been paid in full. Interest shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Accrued interest shall be payable on the first day of each calendar month.

7. Remedies. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been waived by Holder expressly in writing), (a) all amounts outstanding hereunder shall immediately, and without further action, become due and payable regardless of any prior forbearance and (b) Holder shall have the right to exercise any and all rights and remedies available to it under applicable law, including the right to collect from Maker all sums due under this Note. Secured Party shall provide Maker with written notice of any Event of Default, provided, that the deliver of such notice shall not be a condition precedent to there being an Event of Default. Maker shall reimburse all reasonable costs and expenses incurred by Holder in enforcing any or all of Holder’s rights and remedies under this Note, including reasonable attorneys’ fees, whether through negotiations, legal proceedings or otherwise. Such reimbursement shall be due and payable upon demand.

8. No Right of Set-off. All payments shall be made without setoff, deduction, or counterclaim; provided, that the amount of the September Payment and/or the January Payment may be reduced in accordance with the terms and conditions of Sections 2.2.5 and 9.4.3 of the Purchase Agreement.

9. Notices. All notices, consents or other communications required or permitted to be given under this Note shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid to the addresses set forth below, or may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence:

If to Maker:

Warp Technology Holdings, Inc.
151 Railroad Avenue
Greenwich, CT 06830
Attn: Ernest Mysogland
Facsimile No.: (203) 422-5329

With a copy to:

Klehr, Harrison, Harvey, Branzburg & Ellers, LLP
260 S. Broad Street
Philadelphia, PA 19102
Attn: Barry Siegel, Esquire
Facsimile No.: (215) 568-6603

If to Holder:

Bristol Technology, Inc.
39 Old Ridgebury Road
Danbury, CT 06810
Attn: Keith Blackwell
Facsimile No.:

With a copy to:

Edwards & Angell, LLP
Three Stamford Plaza
301 Tresser Blvd.
Stamford, CT 06901
Attn: Vincent M. Kiernan
Facsimile No: (203) 975-7180

10. Interpretation. The section headings set forth in this Note are solely for the purpose of reference, are not part of the agreement of the Maker and Holder and shall not in any way affect the meaning or construction of this Note. Ambiguities and uncertainties in the wording of this Note shall not be construed for or against either Maker or Holder, but shall be construed in the manner that most accurately reflects Maker and Holder’s intent as of the date of this Note. Maker and Holder acknowledge that each has been represented by counsel in connection with the review and execution of this Note and, accordingly, there shall be no presumption that this Note, or any provision hereof, be construed against the Maker.

11. Controlling Law. This Note, and all matters arising out of or relating to this Note shall be governed by and construed in accordance with the laws of the state of Connecticut, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

12. Amendment and Modification. Subject to applicable Law, this Note may be amended, extended, supplemented or otherwise modified only by written agreement entered into by Maker and Holder.

13. Severability. If any provision of this Note is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

14. Waiver. The rights and remedies of Holder under this Note shall be cumulative and not alternative. No waiver by Holder of any right or remedy under this Note shall be effective unless in a writing signed by Holder. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Holder will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (i) no claim or right of Holder arising out of this Note can be discharged by Holder, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Holder; (ii) no waiver that may be given by Holder will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on Maker will be deemed to be a waiver of any obligations of Maker or of the right of Holder to take further action without notice or demand as provided in this Note. MAKER HEREBY WAIVES PRESENTMENT, DEMAND, PROTEST AND NOTICE OF DISHONOR AND PROTEST AND OTHER DEMANDS AND NOTICES IN CONNECTION WITH THE DELIVERY, ACCEPTANCE OR ENFORCEMENT OF THIS NOTE.

15. Commercial Transaction. MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY THE LAW OF ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE COMPANY MAY DESIRE TO USE.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered as of the date first set forth above.

WARP TECHNOLOGY HOLDINGS, INC.

By:	/s/ Ernest Mysogland Name: Ernest Mysogland Title: Executive Vice President